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NEURALSTEM APPOINTS SANDFORD DREXEL SMITH, FORMER GENZYME EXECUTIVE VICE PRESIDENT, TO BOARD OF DIRECTORS

ROCKVILLE, MD, May 8, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced the appointment of Sandford Drexel Smith to its Board of Directors, bringing the total number of board members to seven, five of whom are independent. Mr. Smith is the former President, International Group, and Executive Vice President of Genzyme Corporation. He also served on Genzyme’s Executive Committee, where he reported directly to the Chairman and CEO. As President of the International Group, Mr. Smith opened markets in China, Latin America, India, Russia and Eastern Europe, establishing more than 45 offices worldwide, and was responsible for the launch of 12 new products in diverse therapeutic areas. Under Mr. Smith’s leadership, Genzyme’s international business grew from $100 million to $3.1 billion in 2011, or 60% of the company’s total revenues. In 2011, Genzyme was acquired by Sanofi, one of the world’s largest healthcare companies, and Mr. Smith helped coordinate the integration.

“I am honored and excited to become the newest Director of Neuralstem’s Board,” said Mr. Smith. “Neuralstem’s technology has the potential to be a transformational platform for patients in a wide range of CNS diseases. I look forward to working with the management team and the Board at this dynamic time in the company’s development to bringing life-changing products to patients on a global scale.”

“We are pleased to have Sandy join our Board and the Neuralstem team,” said Richard Garr, President and Chief Executive Officer of Neuralstem. “We are approaching a pivotal point for Neuralstem, establishing proof-of-principle in humans in multiple CNS indications around the world. Sandy’s experience directing global commercialization for the world's most successful rare disease company will prove invaluable as we build the infrastructure necessary to move our programs and company to the next level.”

Mr. Smith currently serves as a director of two publicly traded companies: Aegerion Pharmaceuticals and CytoKinetics, and is a former Vice Chairman of the Board and Lead Independent Director at Ariad Pharmaceuticals. Mr. Smith is on the President’s Advisory Board of Brigham & Women’s Hospital, a teaching affiliate of Harvard Medical School. He is the founder of the Smith Scholars, a medical residency program for physicians from resource-poor nations. Mr. Smith is also a Managing Director of Tullis Health Investors, a healthcare venture capital firm. He holds a B.Sc. degree from the University of Denver.

About Neuralstem

Neuralstem's patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013.

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